Exhibit 10.9

Amended and Restated Pre-Release Distribution Agreement

Preamble:

The purpose of this agreement, effective as of 15 June 2012, is to cover the business arrangement between TransEnterix, Inc. (“MANUFACTURER”) and Al Danah Medical Co. W.L.L. (“DISTRIBUTOR”) (MANUFACTURER and DISTRIBUTOR collectively the “Parties”) during a limited pre-market-release of the SPIDER Surgical System in a select Territory within Europe. This agreement amends and restates, and supersedes in all respects, the Pre-Release Distribution Agreement entered into between the Parties as of [insert prior date].

Terms:

1). Territory – DISTRIBUTOR agrees to only sell TransEnterix products exclusively in the respective territory listed in Annex 1 (the “Territory”).

2). Accounts – DISTRIBUTOR agrees to sell exclusively to mutually and pre-agreed Key Opinion Leading end-user customers listed in Annex 2. DISTRIBUTOR agrees to include additional end-user customers only with the prior written approval of TransEnterix.

3). Pricing and Terms – products will be sold to DISTRIBUTOR at transfer pricing in USD, as per price list in Annex 3. Payment terms are Net 60 days.

4). Shipping – products will be shipped FOB at location of origin. Delivery and acceptance of product shall be in accordance with the Uniform Commercial Code as it is in force in the Country where the shipment originated.

5). Single-Use samples – TransEnterix will provide DISTRIBUTOR with one Demonstration /Training Set of SPIDER single-use products for each KOL End-User customer free of Charge.

6). Reusable equipment – TransEnterix will loan DISTRIBUTOR one (1) re-usable grasper and one (1) support arm for each KOL End-User customer for the duration of agreement.

7). Marketing Support and Training – TransEnterix will provide DISTRIBUTOR with marketing support, clinical training, Key Customer Visits, where applicable. DISTRIBUTOR will provide trained clinical staff at all times during SPIDER Surgery procedures with KOL End-user customers. Clinical support representation from TransEnterix (Robin Hembry, Johan Ceuppens, US clinical training) will have the option to support pre-release cases performed under this agreement, as appropriate.

8). Product Ordering and Returns – purchase order quantities be approved in advance by TransEnterix, to ensure product availability for full orders. Product returns of full and unopened boxes will be permitted, so long as the boxes are returned in original condition (utilizing over-shipper boxes).

9). Customer Complaints; Inquiries. DISTRIBUTOR hereby covenants that it shall be responsible as the first point of contact for technical support with the customer and/or end-users. DISTRIBUTOR will provide a line of communication to MANUFACTURER and MANUFACTURER’S AUTHORIZED REPRESENTATIVE (see contact information below) directly in matters of vigilance and post-market surveillance (early warning) in accordance with the European Commission Guidelines On A Medical Devices Vigilance System [Note: attachment of the Guidelines is recommended]. DISTRIBUTOR will further provide this technical support on the usage of products to the customers based on information supplied by MANUFACTURER. DISTRIBUTOR reporting should follow the current European Commission Guidelines On A Medical Devices Vigilance System. This communication should occur within 10 days of DISTRIBUTOR becoming aware of an issue. If there is an issue with a TransEnterix product, pictures should be taken of the product for documentation purposes (if it is returned from the institution), and then the product should be destroyed.

Emergo Europe

Molenstraat 15

2513 BH The Hague

The Netherlands

Tel: (31) (0) 70 345-8570

Fax: (31) (0) 70 346-7299

10). Product Recalls and Field Corrective Actions – DISTRIBUTOR shall report all customer complaints to TransEnterix. In the event (i) any government authority issues a directive or order that a Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) TransEnterix determines that a Product should be recalled or that a Field Corrective Action should occur, the parties shall take all appropriate corrective actions. DISTRIBUTOR will, upon approval by TransEnterix, provide notice to customers of the recall of the Product. TransEnterix shall be responsible for the cost of notifying end users and for determining the corrective actions to be taken and the reasonable costs associated with such actions, unless TransEnterix can affirmatively identify that the recall is a direct result of an act or omission of DISTRIBUTOR or its agents or employees. TransEnterix and DISTRIBUTOR shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or Field Corrective Action. DISTRIBUTOR shall maintain records of all sales of the Products sufficient to carry out a recall with respect to Products purchased under the Agreement. The records shall be sufficient to recall specific product lot/serial numbers as identified on the external packaging of the product.

11). Regulatory

a. Translations – MANUFACTURER shall develop and include labeling translations with Products to customers in accordance with Territory requirements.

b. Customer Complaints and Records Retention –A product complaint is any written or oral expression of dissatisfaction as to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product. DISTRIBUTOR shall notify MANUFACTURER in writing within 5 business days of receipt of a product complaint. DISTRIBUTOR shall maintain records for 2 years from the date a complaint is received. DISTRIBUTOR will provide initial problem troubleshooting to customers and then obtain an RMA, returned materials authorization, from MANUFACTURER as necessary. MANUFACTURER will maintain technical resources to enable it to acknowledge reasonable requests from DISTRIBUTOR for responses to customer inquiries.

c. Re-packaging / Re-labeling – DISTRIBUTOR shall not re-package or re-label any Product except as specifically authorized in writing by MANUFACTURER. MANUFACTURER authorizes DISTRIBUTOR to approves, additional labeling of the product using an inventory and shipping label similar to the one attached in Annex 5.

d. Incidence Reporting – Product complaints associated with a death or serious injury, or a malfunction that could reasonably be expected to result in a death or serious injury if the malfunction recurs are referred to as adverse incidents/adverse events and shall be reported by DISTRIBUTOR to MANUFACTURER immediately upon DISTRIBUTOR’S obtaining knowledge thereof. In the event of any adverse incidents or adverse events involving the use of the Products, DISTRIBUTOR will promptly gather as much information regarding the incident as possible (including the name and contact information of the doctor, the hospital, the patient, the date and the circumstances, the factors contributing to the incident, and any other information reasonably requested by MANUFACTURER) and report the matter to MANUFACTURER promptly upon becoming aware of the incident as well as regulatory bodies as specified under the Medical Device Reporting regulations (21 CFR 803.24) and the European Union’s Medical Device Vigilance Guidelines and/or other applicable laws or regulations. DISTRIBUTOR shall provide MANUFACTURER with a copy of any correspondence, reports, or other documents relating to such an incident promptly following receipt of such document by DISTRIBUTOR, and shall report to MANUFACTURER all available information concerning any adverse usage experiences or product complaints of which it is aware in order to assist MANUFACTURER in monitoring the quality and safety of its Products, and to assist MANUFACTURER to meet its reporting obligations under the Medical Device Reporting regulations (21 CFR 803.24) and the European Union’s Medical Device Vigilance Guidelines and/or other applicable laws or regulations.

e. Shipping records/traceability – DISTRIBUTOR to maintain accurate and complete records of all sales of designated Products including lot # / serial # by customer, quantities, date of sale, and shall provide them to MANUFACTURER (as requested by MANUFACTURER) to facilitate service actions/product notifications to customers as needed.

f. Field Actions/Recalls – DISTRIBUTOR shall, upon approval by MANUFACTURER, provide notice to customers of field actions/recalls. DISTRIBUTOR to maintain sales records sufficient to facilitate field actions.

g. HIPAA – DISTRIBUTOR and MANUFACTURER shall observe HIPAA (U.S. Health Insurance Portability and Accountability Act) practices in as much as possible to safeguard sensitive data and protected health information.

h. Territory Definition and Regulated Market Clearance/Approvals– the MANUFACTURER is responsible to assure that the Territory identified in the contract is confirmed as a country that is currently cleared for marketing for the Product as identified in the contract.

i. Destination control – DISTRIBUTOR shall not sell outside Territory without prior written consent of MANUFACTURER.

j. Regulatory Reporting – MANUFACTURER will inform DISTRIBUTOR without delay of new product risks and incidents (adverse events) to protect patients and users in accordance with Articles 10 and 19 of the Medical device directive 93/42/EEC or other similarly described requirements from other applicable directives or regulations.

k. Waste and Recycling – DISTRIBUTOR to comply with WEEE (in EU) or other applicable state/federal/national recycling requirements, organize returned goods for recycling and waste take back.

l. List of Products and MDD Classification – a list of MANUFACTURER products and MDD classification is provided in Annex 4.

12). Packaging & Labeling – DISTRIBUTOR will not re-package or re-label without prior written agreement from TransEnterix. Should re-packaging/re-labeling be required, TransEnterix will provide DISTRIBUTOR with instructions. TransEnterix is aware of, and approves, relabeling of the product using a label similar to the one attached in Annex 5.

13). Records – DISTRIBUTOR will retain all records related to complaints and shipped product for a minimum of two (2) years.

14). Inventory – DISTRIBUTOR will insure that Products are handled and stored in an environment that will maintain the quality, cleanliness, and proper functioning of the Products, according to product labeling and other communications provided by TransEnterix.

15). Customer Service – DISTRIBUTOR will provide professional customer service support in territory. DISTRIBUTOR will take reasonable measures to ensure that its customers are educated as to the proper use of the Products and that they understand the recommendations, precautions, contraindications and/or other notices shown on all package inserts and labeling. TransEnterix shall advise DISTRIBUTOR staff as to the proper use of the Products, and provide such reasonable technical support and assistance to DISTRIBUTOR as DISTRIBUTOR may require to demonstrate the proper use of the Products to its customers.

16). Advertising, Promotion and Trade Shows – All advertisements or other promotional materials pertaining to the Products proposed to be used by DISTRIBUTOR shall be submitted to TransEnterix (Luke Roush) for approval prior to use or publication.

17). Term – This agreement will end on 31st August 2012. Upon execution of this agreement, the Parties agree to negotiate in good faith to reach a formal distribution agreement for execution prior to 31 August 2012. If an agreement cannot be negotiated in good faith by this end date, neither party is entitled to additional compensation, services, or rights in the future.

18). Jurisdiction – this agreement will be governed by North Carolina law.

TransEnterix, Inc. Davis Drive, Suite 300 Morrisville, NC 27560 USA	Al Danah Medical Co. W.L.L.635 P.O. Box 14485 Gate #4 Naser Bin Khaled Complex, Salwa Road, Doha-Qatar

/s/ Luke Roush	/s/ Moh’d Afifi
TransEnterix, Inc.	Al Danah Medical Co. W.L.L.

Luke Roush	Moh’d Afifi

VP of Sales and Global Marketing	General Manager

Annex 1:

Qatar and Kuwait

Annex 2:

NOTE – discussed customers within Territory are OK, as long as written approval exists from TransEnterix.